SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         July 7, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

333-98553	Southern Power Company (A Delaware Corporation) 30 Ivan Allen Jr. Blvd. N.W. Atlanta, Georgia 30308 (404) 506-5000	58-2598670

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 7, 2006, Southern Power Company (“Southern Power”) entered into a Multi-Year Credit Agreement dated as of July 7, 2006 by and among Southern Power, the Lenders (as defined therein), Citibank, N.A., as Administrative Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Initial Issuing Bank (the “Agreement”). The Agreement is an unsecured $400,000,000 revolving credit agreement. The Agreement is available for the general corporate purposes of Southern Power (including, without limitation, to provide liquidity support for commercial paper issued by Southern Power). Southern Power also has the ability to have letters of credit issued under the Agreement in an aggregate amount up to $400,000,000. The Agreement expires on July 7, 2011, unless the maturity date is extended in accordance with the terms of the Agreement.

The Agreement includes representations and warranties, covenants and events of default, including (i) a requirement that Southern Power maintain the ratio of Indebtedness (as defined in the Agreement) to Capitalization (as defined in the Agreement) at .65 to 1.0 or less and (ii) a minimum contract maintenance covenant. The Agreement also includes limitations on liens, consolidations, mergers and sale of all or substantially all of Southern Power’s assets. Revolving Loans (as defined in the Agreement) bear interest at (i) the Adjusted Eurodollar Rate (as defined in the Agreement) or (ii) the Base Rate (as defined in the Agreement). Amounts outstanding under the Agreement may be accelerated and become due and payable upon an event of default and expiration of any applicable cure periods. Events of default include: (i) nonpayment of obligations under the Agreement, (ii) failure to perform any covenant or agreement in the Agreement, (iii) material misrepresentations, (iv) failure to pay, or certain other defaults under, certain other indebtedness, (v) certain bankruptcy or insolvency events, (vi) material unpaid judgments, (vii) a change of control and (viii) customary ERISA defaults.

Effective July 7, 2006, the Agreement replaced Southern Power’s $400,000,000 unsecured syndicated revolving credit facility. Southern Power did not have any borrowings under such facility outstanding.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2006	SOUTHERN POWER COMPANY

By /s/Wayne Boston Wayne Boston Assistant Secretary